                                                                            Exhibit 11


                   Electronic Retailing Systems International, Inc.
                       Computation of Net Loss Per Common Share

                                                    Three Months       Nine Months
                                                       Ended              Ended
                                                    September 30,      September 30,
                                                        1997              1997
                                                    -------------      -------------
Net loss                                            ($ 7,127,000)      ($18,097,000)
                                                    ============       ============
Weighted average common shares outstanding            21,101,815         21,081,480
                                                    ============       ============
Earnings (loss) per common share                          ($0.34)            ($0.86)
                                                    ============       ============


Calculation of weighted average shares
 outstanding
--------------------------------------

Shares issued and outstanding Dec. 31, 1996           21,047,106         21,047,106

Issuance of shares pursuant to stock option plan          54,709             34,374
                                                    ------------       ------------
Weighted average common shares outstanding            21,101,815         21,081,480
                                                    ============       ============


